CAPPED LEVERAGED INDEX RETURN NOTES® (CAPPED LIRNs®)	Filed Pursuant to Rule 433 Registration No. 333-213265-01

Capped LIRNs® Linked to the MSCI Emerging Markets Index
Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Principal Amount	$10.00 per unit
Term	Approximately two years
Market Measure	The MSCI Emerging Markets Index (Bloomberg symbol: “MXEF”)
Payout Profile at Maturity	• 2-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value
• 1-to-1 downside exposure to decreases in the Market Measure beyond a 10.00% decline, with up to 90.00% of your principal at risk
Capped Value	[$11.60 to $12.00] per unit, a [16.00% to 20.00%] return over the principal amount, to be determined on the pricing date.
Threshold Value	90% of the Starting Value of the Market Measure
Interest Payments	None
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/70858/000152041219000923/bac-nlkocarixsaaqamh_2781.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.	The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)). The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.
Risk factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited
to, the following:		Hypothetical	Hypothetical	Hypothetical
• Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment		Percentage Change	Redemption Amount	Total Rate of
may result in a loss; there is no guaranteed return of principal.		from the Starting Value	per Unit	Return on the Notes
• Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived		to the Ending Value
changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes. If BofA Finance and		-100.00%	$1.00	-90.00%
BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.		-50.00%	$6.00	-40.00%
• Your investment return is limited to the return represented by the Capped Value and may be less than a comparable		-20.00%	$9.00	-10.00%
investment directly in the stocks included in the Market Measure.		10.00%(1)	$10.00	0.00%
• The initial estimated value of the notes on the pricing date will be less than their public offering price.		-6.00%	$10.00	0.00%
• If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and		-3.00%	$10.00	0.00%
the initial estimated value of the notes on the pricing date.		0.00%	$10.00	0.00%
• You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to		2.00%	$10.40	4.00%
receive securities or dividends or other distributions by the issuers of those securities.		5.00%	$11.00	10.00%
• Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting		10.00%	$11.80(2)	18.00%
the international securities markets		20.00%	$11.80	18.00%
• An investment in the notes will involve risks associated with investments that are linked to the equity securities of issuers		30.00%	$11.80	18.00%
from emerging markets.		40.00%	$11.80	18.00%
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary		50.00%	$11.80	18.00%
Offering Documents for complete product disclosure, including related risks and tax disclosure.		60.00%	$11.80	18.00%

	(1)	This hypothetical percentage change corresponds to the hypothetical Threshold Value.
	(2)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.